EXHIBIT NO. 99.9(b)

                          EXCHANGE PRIVILEGE AGREEMENT

           AGREEMENT, dated as of the day of , 1995, by and between MFS Institutional Trust (the "Trust"), on behalf of its various series from time to time listed on Exhibit A attached hereto (each a "Fund"; collectively, the "Funds"), and MFS Fund Distributors, Inc. ("MFD").

                                WITNESSETH THAT:

           WHEREAS, the Funds are each a series of MFS Institutional Trust (the "Trust"); and

           WHEREAS, pursuant to the terms of a Distribution Agreement by and between the Trust and MFD, MFD has the exclusive right to purchase from the Trust shares of each Fund at the net asset value on which orders for shares were based, but subject to the exceptions therein set forth or referred to; and

           WHEREAS, the Funds have differing investment objectives as set out in their offering prospectuses and consider it appropriate to make available to existing and future shareholders of the Funds the opportunity to implement changes in their investment objective through the acquisition, without sales charge, of the shares of any one or more of the Funds by use of the proceeds of redemption of shares of any other Fund (herein referred to in various grammatical forms of the word "exchange"), subject to reasonable conditions designed to limit expense and administrative inconvenience or imposed in the best interest of the other shareholders of any of the Funds; and

           WHEREAS, MFD currently acts as the distributor of each of the Funds;

NOW, THEREFORE, the parties hereto agree as follows:

           1. (a) During the term of this Agreement, shares of each Fund may, subject to the restrictions hereinafter set forth, be offered by MFD as distributor at net asset value to shareholders of each of the Funds, subject to the restrictions hereinafter set forth, who wish to apply the proceeds of redemption of shares of any such Fund, provided that either the net asset value of the shares to be redeemed in the exchange is at least $3,000,000 or all the shares owned by the shareholder are to be redeemed. MFD may specify the manner in which such shareholders may accept its offer to sell such shares at net asset value (each such acceptance is hereinafter referred to as an "Exchange Request").

              (b) Massachusetts Financial Services Company ("MFS"), MFD's parent, serves as investment adviser.

           2. MFD shall process all exchanges in the usual manner as though they were unrelated purchases and sales. MFD may charge the shareholder a reasonable amount for its services in effecting the exchange. MFD shall report daily to the Funds concerning all exchanges made pursuant to this Agreement. MFD will not seek reimbursement from the Funds for any expenses incurred by it in connection with any such purchases.

           3. Each Fund may, by written notice to each of the other Funds and MFD, terminate its exchange offer provided by this Agreement and require MFD and the other Funds to terminate the exchange offer in respect of the shares of the Fund so giving notice. MFD may by written notice to any Fund terminate its services in effecting such exchanges on behalf of such Fund. The exchange offers with respect to shares of a Fund made by MFD to the shareholders of the other Funds pursuant to this Agreement shall in any event be terminated effective upon the termination of the services of MFD distributor of the shares of such Fund.

           4. Nothing in this Agreement shall modify or reduce the obligations of a Fund or MFD contained in the Distribution Agreement, if any, between MFD and such Fund as the same may from time to time be modified or amended or contained in applicable rules and regulations.

           5. To the extent that a Fund's current Prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of such Prospectus shall be controlling.

           6. The terms of this Agreement shall become effective as of the date first above written.

           7. A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Each party hereto acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust. If this Agreement is executed by the Trust on behalf of one or more series of the Trust, each party hereto further acknowledges that the assets and liabilities or each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf the Trust has executed this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and caused their seals to be affixed by their representatives thereunto duly authorized.

                                              MFS INSTITUTIONAL TRUST

                                              By:   A. KEITH BRODKIN
                                                    --------------------------
                                                    A. Keith Brodkin
                                                    Chairman

                                              MFS FUND DISTRIBUTORS, INC.

                                              By:   WILLIAM W. SCOTT, JR.
                                                    --------------------------
                                                    William W. Scott, Jr.
                                                    President


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                                                                       EXHIBIT A

MFS Emerging Equities Fund
MFS Worldwide Fixed Income Fund
MFS Emerging Markets Income Fund